EXHIBIT 99.1
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[LOGO - FOAMEX]                                                   PRESS RELEASE
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CONTACTS:
INVESTORS                                       MEDIA
Investor Relations Department                   Denise DesChenes / Kara Findlay
(800) 451-3801                                  Citigate Sard Verbinnen
                                                (212) 687-8080


                     FOAMEX NAMES CHAIRMAN RAYMOND E. MABUS
                           INTERIM PRESIDENT AND CEO

  ANNOUNCES SEARCH FOR PERMANENT PRESIDENT AND CEO; THOMAS E. CHORMAN RESIGNS

  GREGORY J. CHRISTIAN, EVP, CHIEF RESTRUCTURING OFFICER AND GENERAL COUNSEL,
    NAMED CHIEF ADMINISTRATIVE OFFICER AND APPOINTED TO BOARD OF DIRECTORS

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LINWOOD,  PA - JUNE 8, 2006 - Foamex  International Inc.  (FMXIQ.PK)  announced today that its Board of Directors has named Raymond E. Mabus, Jr., Chairman of the Foamex Board of Directors, Interim President and Chief Executive Officer of Foamex. Thomas E. Chorman, President, Chief Executive Officer and a Director of Foamex, has resigned from the Company by mutual agreement with the Board, effective immediately. The Board has also established a Search Committee to conduct a search for a permanent President and Chief Executive Officer. The Search Committee will seek bankruptcy court approval to retain an executive search firm to assist in its search for highly-qualified President and CEO candidates.

Mr. Mabus commented, "On behalf of the Board of Directors, I would like to thank Tom for his many contributions to Foamex over the past four very challenging years and wish him well in his future endeavors. As we look to the future, now is the right time to begin a search for new leadership for Foamex. The Board's Search Committee will work with Foamex's stakeholders to define the qualifications and skill set we're looking for in potential candidates. We will conduct an aggressive search to fill this position as quickly as practicable, but are committed to ensuring that Foamex's next President and CEO is the right leader for Foamex for the long-term.

"In the meantime," Mabus continued, "I have committed to leading the Company as Interim President and CEO during this transition. While Foamex faces a set of complex challenges, we are building a solid foundation and working hard to bring the Company out of chapter 11 on a consensual basis as quickly as possible. Foamex has a strong senior management team in place that possesses excellent operating experience, and I look forward to working closely with the

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team to  achieve  our goals of  exiting  chapter 11  promptly,  increasing  our profitability and competitiveness for the long-term, solidifying our position as market leader, and building significant value for Foamex's stakeholders."

Raul Valdes-Fauli, Lead Director of Foamex and Chairman of the Board's Nominating and Governance Committee, stated, "We are both fortunate and gratified to have a person of Ray Mabus' caliber on our Board, who can immediately step into the role of Interim President and CEO while we search for a permanent replacement for these positions. Ray has been an important contributor to our Board, and we appreciate his willingness to provide Foamex with the necessary leadership while we execute our search."

Foamex also announced that Gregory J. Christian, Executive Vice President, Chief Restructuring Officer and General Counsel of Foamex, will assume additional responsibilities for Information Technology, Procurement and Manufacturing Technology as Chief Administrative Officer. Mr. Christian also has been elected to serve on the Company's Board of Directors.

"We are also pleased to promote Greg Christian to the position of Chief Administrative Officer," stated Mabus. "Greg's performance on behalf of Foamex, particularly in his most recent role as Chief Restructuring Officer, has shown him to be a significant asset to the Company, which will benefit from him taking on the additional responsibilities in the CAO role and becoming a member of the Board."

Said Tom Chorman, "I am proud of what Foamex has accomplished during very challenging times. We have established a stronger platform from which the Company can pursue growth and continue to do more to meet the needs of customers. I firmly believe that the Company's best years are ahead, as Foamex seeks to emerge from bankruptcy a stronger, leaner, more competitive company than ever before."

ABOUT FOAMEX INTERNATIONAL INC.

Foamex, headquartered in Linwood, PA, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

FORWARD-LOOKING STATEMENTS

This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, the outcome of proceedings in its chapter 11 case. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company's forward-looking statements will prove to be accurate. Readers should be aware

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that any  forward-looking  statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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